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                                                                      EXHIBIT 21

Subsidiaries
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

Name of Subsidiary                             State of Organization      Trade Names
TransMontaigne Transportation Services Inc.    Arkansas                      None
TransMontaigne Holding Inc.                    Arkansas                      None
TransMontaigne Product Services Inc.           Arkansas                      None
TransMontaigne Pipeline Inc.                   Arkansas                      None
TransMontaigne Terminaling Inc.                Arkansas                      Razorback
                                                                              Terminaling Co.
K123 Corporation                               Colorado                      None
Razorback Pipeline Company                     Delaware                      None
Republic Natural Gas Company                   Kansas                        None
Bear Paw Energy Inc.                           Colorado                      None

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